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Exhibit 10.1                                       Warren B. Rudman
                                                   Lead Director
                                                   Raytheon Board of Directors

April 23, 2003

Mr. Daniel P. Burnham, Chairman
Raytheon Board of Directors
141 Spring Street
Lexington, MA 02421

Dear Dan:

The Raytheon Board of Directors respectfully honors your request to step down as Chief Executive Officer of the Raytheon Company as of July 1, 2003. We are pleased that you have agreed to the Board's request to continue as the Non-Executive Chairman of the Board.

Effective July 1, 2003, your compensation and benefits will be modified as noted below. In all other respects, they shall remain as previously approved by the Board and disclosed in our proxy materials.

      Your bi-weekly rate of pay will be $15,385.61 which, if annualized, equates to $400,000.

      Your Results Based Incentive payout after your appointment as Non-Executive Chairman will be at the Board's discretion.

      Relocation assistance up to home buyout, if you have not sold your home independently after 90 days from the date you put it on the market.

Benefits at Retirement as a Non-Executive Chairman:

     Should you choose to retire prior to July 1, 2005, and the Board of Directors agrees to that retirement, the restrictions on restricted units awarded to you at the time of your hire from AlliedSignal will lapse on the date of your retirement instead of on the dates noted below. These restricted units were for foregone value that you left behind when you were hired. The number of restricted units and their scheduled lapse dates are:

                           45,354 on 7/1/2004
                           92,044 on 7/1/2005

     Upon retirement as Non-Executive Chairman, you will receive a benefit at 60 years of age equal to 50% of your highest 5 years of compensation (base and bonus) with Raytheon. This benefit will be reduced by 2% per year for every year it commences prior to age 60. Further, your benefit will be offset by Social Security and the $206,248 you receive as an Allied Signal pension benefit.


Other benefits you will receive in retirement:

        Access to group medical/dental at 100% of Company cost.

        Part-time administrative support for six months after retirement.

        Information Technology support for six months after retirement.

        Continued support for financial planning services for 5 years.

The Board appreciates your commitment to Raytheon; your accomplishments have been many. At the same time, we respect and honor your commitment to move on to a more personal phase of your life.

Sincerely yours,

/s/Warren B. Rudman                                 /s/Daniel P. Burnham
Warren B. Rudman                            Accepted - Daniel P. Burnham
Lead Director
Raytheon Board of Directors